Exhibit (g)(6)

MEMORANDUM OF UNDERSTANDING

WHEREAS, there are class action lawsuits currently pending in the Delaware Court of Chancery (the “Court”), entitled In re Allos Therapeutics, Inc. Shareholders Litigation, C.A. No. 6714-VCN (the “In re Allos Action”) and Keucher v. Berns, et al., C.A. No. 7419-VCN (the “Keucher Action”) (the “In re Allos Action” and the “Keucher Action” as the “Delaware Actions”), and in the United States District Court for the District of Colorado, entitled Radmore v. Allos Therapeutics, et al., No. 1:12-cv-00948-PAB-CBS (the “Colorado Action,” and collectively with the Delaware Actions, the “Actions”) brought on behalf of the public stockholders (“Plaintiffs”) of Allos Therapeutics, Inc. (“Allos” or the “Company”), against Allos and its Board of Directors (the “Board” or the “Individual Defendants”), Spectrum Pharmaceuticals, Inc., and Sapphire Acquisition Sub, Inc. (collectively “Spectrum,” and collectively with Allos and the Individual Defendants, “Defendants”);

WHEREAS, the In re Allos Action challenged the sale of Allos to AMAG Pharmaceuticals, Inc. pursuant to the Merger Agreement dated July 19, 2011 and terminated October 21, 2011 and further alleged that the disclosures made to Allos shareholders in connection with that transaction were materially incomplete and/or misleading, and the Actions challenge the sale of Allos to Spectrum pursuant to the Merger Agreement dated April 4, 2012, by which Spectrum will acquire Allos in exchange for consideration per Share consisting of (i) an amount net to the seller in cash equal to $1.82 without interest, less any applicable withholding taxes (the “Cash Portion”), and (ii) one contingent value right (a “CVR,” and together with the Cash Portion, the “Offer Price”) representing the right to receive an additional cash payment of $0.11 if the milestones set forth in the form of Contingent Value Rights Agreement to be entered into by and among the Company, Parent and a Rights Agent to be designated (the “CVR Agreement”) are achieved, upon the terms and subject to the conditions set forth in the Offer to Purchase (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal”), which was first announced on April 5, 2012 (the “Proposed Acquisition”) and further allege that the disclosures made to Allos shareholders in connection with the Proposed Acquisition were materially incomplete and/or misleading;

WHEREAS, Defendants have produced and Plaintiffs have reviewed confidential documents;

WHEREAS, counsel for the Plaintiffs (“Plaintiffs’ Counsel”) and counsel for Defendants in the Actions have engaged in extensive arm’s-length negotiations concerning Plaintiffs’ demands for further disclosure to Allos shareholders and a possible settlement of the Actions;

WHEREAS, counsel for all parties to the Actions have reached an agreement in principle, set forth in this Memorandum, providing for the settlement of the Actions between and among Plaintiffs, on behalf of themselves and the putative Class (as defined below), and Defendants, on the terms and subject to the conditions set forth below (the “Settlement”);

MEMORANDUM OF UNDERSTANDING

WHEREAS, Defendants have consented to the conditional certification of the Delaware Actions as a class action pursuant to Delaware Court of Chancery Rule 23 for settlement purposes only, as defined in ¶ 4(a) hereinafter;

WHEREAS, Plaintiffs’ Counsel has determined that a settlement of the Actions on the terms reflected in this Memorandum is fair, reasonable, adequate, and in the best interests of Plaintiffs and the putative Class;

WHEREAS, Defendants, solely to avoid the costs, disruption and distraction of further litigation, and without admitting the validity of any allegations made in the Actions, or any liability with respect thereto, have concluded that it is desirable that the claims against them be settled and dismissed on the terms reflected in this Memorandum;

NOW, THEREFORE, as a result of the foregoing and the negotiations among counsel for the parties, the parties to the Actions have agreed as follows this 7th day of May, 2012:

1. Defendants have agreed to provide the additional disclosures set forth in the Amended Schedule 14D-9 (“14D-9/A”) to be filed with the Securities and Exchange Commission (“SEC”) on or about May 7, 2012, attached hereto as Exhibit A (the “Disclosures”). Without admitting any wrongdoing, Defendants acknowledge that the filing and prosecution of the Actions and discussions with Plaintiffs’ Counsel were the sole cause for the Disclosures. Plaintiffs’ Counsel in the Actions have proposed, reviewed, commented on, and approved the Disclosures.

2. The parties to the Actions will use their best efforts to agree upon, execute and present to the Court within forty-five (45) days a formal stipulation of settlement (“Stipulation”) and such other documents as may be necessary and appropriate to obtain the prompt approval by the Court of the Settlement and the dismissal with prejudice of the Actions in the manner contemplated herein and by the Stipulation.

3. Pending the negotiation and execution of the Stipulation, all proceedings in the Actions, except for those related to the Settlement, shall be stayed. The Stipulation shall provide that all proceedings in the Actions, except for Settlement-related proceedings in this Court, shall be stayed until the Settlement-related proceedings are concluded.

MEMORANDUM OF UNDERSTANDING

4. Subject to reasonable confirmatory discovery, including depositions, to be agreed upon, the Stipulation shall include, among other things, the following provisions:

(a) for the conditional certification of the Delaware Actions, for settlement purposes only, as a class action pursuant to Court of Chancery Rules 23(b)(1) and (b)(2) on behalf of a non-opt out class consisting of all record and beneficial owners of Allos common stock during the period beginning on July 20, 2011, through the date of the consummation of the Proposed Acquisition, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (the “Class,” to be composed of “Class Members”). Excluded from the Class are Defendants, members of the immediate family of any Defendant, any entity in which a Defendant has or had a controlling interest, officers of Allos and the legal representatives, heirs, successors or assigns of any such excluded person;

(b) to an agreement to a form of notice (the “Form of Notice”) to submit for Court approval (when approved by the Court, the “Notice”). Allos shall be responsible for providing reasonable notice of the Settlement to the members of the Class. Allos shall pay all costs and expenses incurred in providing notice of the Settlement to the members of the Class, with the understanding that notice shall be effected by mail unless otherwise provided by law;

(c) for the complete discharge, dismissal with prejudice on the merits, release and settlement, to the fullest extent permitted by law, of all known and unknown claims of every nature and description whatsoever, whether or not concealed or hidden, against Defendants and their respective predecessors, successors-in-interest, parents, subsidiaries, affiliates, representatives, agents, trustees, executors, heirs, spouses, marital communities, assigns or transferees and any person or entity acting for or on behalf of any of them and each of them, and each of their predecessors, successors-in-interest, parents, subsidiaries, affiliates, representatives, agents, trustees, executors, heirs, spouses, marital communities, assigns or transferees and any person or entity acting for or on behalf of any of them and each of them (including, without limitation, any investment bankers, accountants, insurers, reinsurers or attorneys and any past, present or future

MEMORANDUM OF UNDERSTANDING

officers, directors and employees of any of them) (collectively, the “Released Parties”), that have been or could have been asserted by Plaintiffs or any member of the Class in their capacity as shareholders, related to the Proposed Acquisition, in any forum, including class, derivative, individual, or other claims, whether state, federal, or foreign, common law, statutory, or regulatory, including, without limitation, claims under the federal securities laws, arising out of, related to, or concerning (i) the allegations contained in any of the Actions, (ii) the Proposed Acquisition, any agreements, and disclosures relating to the Proposed Acquisition, and any compensation or other payments made to any of the Defendants in connection with the Proposed Acquisition, (iii) the Disclosures any amendments thereto or any other disclosures relating to the Proposed Acquisition, and (iv) any matter that could have been asserted in any of the Actions regarding the Proposed Acquisition or any disclosure or alleged failure to disclose, with or without scienter, material facts to stockholders in connection with the Proposed Acquisition, or (v) any alleged aiding and abetting of any of the foregoing (collectively, the “Settled Claims”); provided, however, that the Settled Claims shall not include the right of the Plaintiffs or any members of the Class to enforce in the Court the terms of the Stipulation or any claims for appraisal pursuant to 8 Del. Code. § 262;

(d) that Defendants release Plaintiffs, members of the Class and their counsel, from all claims arising out of the instituting, prosecution, settlement or resolution of the Actions, provided however, that the Defendants and Released Persons shall retain the right to enforce in the Court the terms of this Memorandum, the Settlement, or the Stipulation;

(e) that Defendants have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to the Plaintiffs, the Class or anyone else;

(f) that Defendants are entering into the Settlement solely because it will eliminate the uncertainty, distraction, burden and expense of further litigation;

(g) that in the event the Settlement does not become final for any reason, Defendants reserve the right to oppose certification of any class in future proceedings; and

MEMORANDUM OF UNDERSTANDING

(h) that subject to the Order of the Court, pending final determination of whether the Settlement should be approved, Plaintiffs and all members of the Class, and any of them, are barred and enjoined from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity, against any Released Person.

5. This Memorandum shall be null and void and of no force and effect, unless otherwise agreed to by the parties pursuant to the terms hereof, if: (a) the Settlement does not obtain final Court approval for any reason; (b) Plaintiffs conclude, after obtaining reasonable confirmatory discovery requested and agreed upon, that the Settlement memorialized herein is not fair, adequate, and in the best interests of the Class; or (c) the Proposed Acquisition, including the Offer or the Merger or any of the transactions contemplated by the Merger Agreement, are not consummated for any reason; or (d) the Court declines to conditionally certify a mandatory Class as requested in the Stipulation. In the event any party withdraws from the Settlement, this Memorandum shall not be deemed to prejudice in any way the respective positions of the parties with respect to the Actions.

6. The Stipulation shall provide a statement that: (a) the release contemplated by the Stipulation shall extend to claims that the parties granting the release (the “Releasing Parties”) do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties’ decision to enter into the release; (b) the Releasing Parties shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights and benefits of §1542 of the California Civil Code; and (c) the Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542.

7. If any action is currently pending or is later filed in state or federal court asserting claims that are related to the subject matter of the Actions prior to final court approval of the proposed Settlement, Plaintiffs shall cooperate with the Defendants in obtaining the dismissal or withdrawal of such related litigation, including where appropriate joining in any motion to dismiss such litigation.

MEMORANDUM OF UNDERSTANDING

8. This Memorandum will be executed by counsel for the parties to the Actions, each of whom represents and warrants that they have the authority from their client(s) to enter into this Memorandum and bind their clients thereto, that Plaintiffs are the only holders and owners of their claims and causes of action asserted in the Actions, that as of the date hereof, Plaintiffs continue to hold their stock in the Company (including that they have not tendered their Allos stock into the Proposed Acquisition), and that none of Plaintiffs’ claims or causes of action referred to in any complaint in the Actions or this Memorandum have been assigned, encumbered or in any manner transferred in whole or in part.

9. This Memorandum, the Stipulation and the Settlement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to Delaware’s principles governing choice of law. The parties agree that any dispute arising out of or relating in any way to this Memorandum, the Stipulation or the Settlement shall not be litigated or otherwise pursued in any forum or venue other than the Court, and the parties expressly waive any right to demand a jury trial as to any such dispute.

10. This Memorandum may be modified or amended only by a writing, signed by all of the signatories hereto, that refers specifically to this Memorandum.

11. The provisions contained in this Memorandum shall not be deemed a presumption, concession or admission by any Defendant of any fault, liability or wrongdoing as to any facts or claims that have been or might be alleged or asserted in the Actions, or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Actions, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose other than as provided expressly herein.

12. This Memorandum shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns.

MEMORANDUM OF UNDERSTANDING

13. Subject to the terms and conditions of this Memorandum, the terms and conditions of the Stipulation contemplated hereby and subject to final approval of the Settlement and such fees by the Court, Allos, on behalf of itself and for the benefit of the other defendants in the Actions, shall pay $850,000 to Plaintiffs’ Counsel for their fees and expenses. Any failure by the Court to approve the amount of such fees shall not affect the validity of the Settlement. Allos or its successor shall pay the fees and expenses award to Plaintiffs’ Counsel within twenty (20) business days of execution of the Court’s order approving the settlement and dismissing the Delaware Actions with prejudice. In the event that such order is reversed or modified on appeal, Plaintiffs’ Counsel shall refund to Defendants the advanced amount and all interest accrued or accumulated thereon. Except as provided herein, the Released Persons shall bear no other expenses, costs, damages, or fees alleged or incurred by the named plaintiffs, by any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives.

14. The parties to the Delaware Actions will present the Settlement to the Court for hearing and approval as soon as reasonably practicable following dissemination of appropriate notice to class members, and will use their individual and collective best efforts to obtain Final Court Approval of the Settlement and the dismissal of the Actions with prejudice as to all claims asserted or which could have been asserted against the Defendants in the Actions and without costs to any party, except as expressly provided herein. As used herein, “Final Court Approval” of the Settlement means that the Court has entered an order approving the Settlement in accordance with the Stipulation, and such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by leave, certiorari, or otherwise, has expired.

15. Within ten (10) business days of Final Court Approval of the Settlement by the Court, Plaintiffs’ Counsel in the Colorado Action and counsel for Defendants will take any measures necessary to dismiss the Colorado Action with prejudice. Plaintiffs’ counsel in the Colorado Action shall not apply for an award of attorneys’ fees or expenses in the Colorado Action.

MEMORANDUM OF UNDERSTANDING

16. The “Effective Date” of the settlement of the Actions shall be the date on which the Order of the Court approving the settlement of the Delaware Actions becomes final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, writ of certiorari, lapse of time or otherwise.

17. This Memorandum may be executed in any number of actual or telecopied counterparts and by each of the different parties on several counterparts, each of which when so executed and delivered will be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached and will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Memorandum effective as of the date set forth above.

FARUQI & FARUQI, LLP SHANE ROWLEY

/s/ Shane Rowley
SHANE ROWLEY

369 Lexington Avenue, 10th Fl. New York, NY 10017 Tel.: (212) 983-9330 Fax: (212) 983-9331

Co-Lead Counsel in the In re Allos Action

LEVI & KORSINSKY, LLP JOSEPH E. LEVI MICHAEL H. ROSNER

/s/ Michael H. Rosner
MICHAEL H. ROSNER

30 Broad Street, 24th Floor New York, NY 10004 Tel.: (212) 363-7500 Fax: (212) 363-7171

Co-Lead Counsel in the In re Allos Action

ROBBINS GELLER RUDMAN & DOWD LLP RANDALL J. BARON A. RICK ATWOOD, JR. DAVID T. WISSBROECKER STEVEN M. JODLOWSKI

MEMORANDUM OF UNDERSTANDING

/s/ David T. Wissbroecker
DAVID T. WISSBROECKER

655 West Broadway, Suite 1900 San Diego, CA 92101 Telephone: 619/231-1058 619/231-7423 (fax)

Counsel for James Radmore

BLOCK & LEVITON LLP JASON LEVITON

/s/ Jason Leviton
JASON LEVITON

155 Federal Street, Suite 1303 Boston, MA 02110 Tel: (617) 398-5600 Fax: (617) 507-6020

Counsel for Ernest Keucher

LATHAM & WATKINS LLP PATRICK E. GIBBS ANDREW M. FARTHING

/s/ Andrew M. Farthing
ANDREW M. FARTHING

140 Scott Drive Menlo Park, CA 94025 Telephone: 650/328-4600 650/463-2600 (fax)

LATHAM & WATKINS LLP CHARLES W. COX 355 South Grand Avenue Los Angeles, CA 90071-1560 Telephone: 213/485-1234 213/891-8763 (fax)

MEMORANDUM OF UNDERSTANDING

Attorneys for Allos and the Individual Defendants

KIRKLAND & ELLIS LLP ROBERT J. KOPECKY

/s/ Robert J. Kopecky
ROBERT J. KOPECKY

300 North LaSalle Chicago, IL 60654 Telephone: 312/862-2000 312/862-2200 (fax)

Attorneys for Spectrum

MEMORANDUM OF UNDERSTANDING